                                                                     EXHIBIT 2.5




                                     FORM OF

                         TRANSITIONAL SERVICES AGREEMENT



                                     AMONG



                              QUANTUM CORPORATION,


                               INSULA CORPORATION

                                       AND

                               MAXTOR CORPORATION





                             ________________, 200__


                               TABLE OF CONTENTS


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
ARTICLE 1 DEFINITIONS............................................................................1

ARTICLE 2 TRANSITION SERVICE SCHEDULES...........................................................2

        2.1    Services..........................................................................2
        2.2    Schedules.........................................................................3
        2.3    Hard Disk Drive Product Supply....................................................3

ARTICLE 3 SERVICES...............................................................................3

        3.1    Services Generally................................................................3
        3.2    Service Limitations...............................................................3
        3.3    Exceptions to Obligations.........................................................3
        3.4    Additional Services...............................................................4
        3.5    Obligations As To Additional Services.............................................4
        3.6    Real Estate.......................................................................4

ARTICLE 4 TERM...................................................................................5

ARTICLE 5 COMPENSATION...........................................................................5

        5.1    Charges for Services..............................................................5
        5.2    Payment Terms.....................................................................5
        5.3    Error Correction; Reconciliation; Accounting......................................5
        5.4    Pricing Adjustments...............................................................6

ARTICLE 6 GENERAL OBLIGATIONS; STANDARD OF CARE..................................................6

        6.1    Performance Standards.............................................................6
        6.2    Disclaimer Of Warranties..........................................................6
        6.3    Transitional Nature Of Services; Changes..........................................6
        6.4    Responsibility For Errors; Delays.................................................6
        6.5    Good Faith Cooperation; Consents..................................................7
        6.6    Alternatives......................................................................7

ARTICLE 7 TERMINATION............................................................................7

        7.1    Termination.......................................................................7
        7.2    Survival..........................................................................7
        7.3    User Identifications, Passwords...................................................8

ARTICLE 8 RELATIONSHIP BETWEEN THE PARTIES.......................................................8

ARTICLE 9 SUBCONTRACTORS.........................................................................8

ARTICLE 10 INTELLECTUAL PROPERTY.................................................................8

        10.1   Allocation Of Rights By Ancillary Agreements......................................8
        10.2   Existing Ownership Rights Unaffected..............................................8



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                               TABLE OF CONTENTS
                                  (CONTINUED)


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
        10.3   Software Deliverable/License......................................................8
        10.4   License To Software...............................................................9
        10.5   Restrictions......................................................................9
        10.6   Copyright Notices.................................................................9
        10.7   As-Is Warranty....................................................................9
        10.8   Implied Warranty Disclaimer.......................................................9
        10.9   No Other Obligations..............................................................9

ARTICLE 11 LIMITATION OF LIABILITY..............................................................10

ARTICLE 12 FORCE MAJEURE........................................................................10

ARTICLE 13 DISPUTE RESOLUTION...................................................................10

        13.1   Use Of Dispute Resolution........................................................10
        13.2   Negotiation......................................................................10
        13.3   Litigation.......................................................................10
        13.4   Continuity Of Service And Performance............................................11

ARTICLE 14 SHARED ASSETS........................................................................11

ARTICLE 15 MISCELLANEOUS........................................................................11

        15.1   Entire Agreement.................................................................11
        15.2   Acknowledgment...................................................................11
        15.3   Governing Law....................................................................12
        15.4   Termination......................................................................12
        15.5   Amendment........................................................................12
        15.6   Notices..........................................................................12
        15.7   Interpretation...................................................................13
        15.8   Counterparts.....................................................................13
        15.9   No Third Party Beneficiaries.....................................................14
        15.10  Severability.....................................................................14
        15.11  Other Remedies; Specific Performance.............................................14
        15.12  Assignment.......................................................................14
        15.13  Authority........................................................................14

        EXHIBIT LIST

        Exhibit A..............................................................................A-1
        Exhibit B..............................................................................B-1



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                         TRANSITIONAL SERVICES AGREEMENT

        This Transitional Services Agreement (this "AGREEMENT") effective as of ___________, 200__ (the "EFFECTIVE DATE"), by and between Quantum Corporation, a Delaware corporation ("COMPANY"), Insula Corporation, a Delaware corporation ("SPINCO"), and Maxtor Corporation, a Delaware corporation ("MAXTOR").

                                    RECITALS

        WHEREAS, Company by certain other instruments of even date herewith will transfer to Spinco effective as of the Separation Date, substantially all of the business and assets of the HDD Business owned by Company in accordance with the General Assignment and Assumption Agreement dated as of _________ __, 200__ among the Company, Spinco and Maxtor (the "ASSIGNMENT AGREEMENT").

        WHEREAS, the parties hereto and a wholly owned subsidiary of Maxtor have entered into an Amended and Restated Agreement and Plan of Merger and Reorganization, dated as of October 3, 2000 (the "MERGER AGREEMENT") pursuant to which, subsequent to the transfers described in the Assignment Agreement and a contemplated redemption by the Company of HDD Common Stock in exchange for Spinco Common Stock (the "REDEMPTION"), Spinco will merge with and into Maxtor (the "MERGER").

        WHEREAS, for the periods provided herein, in order to facilitate the orderly and effective separation of Company and Spinco, (i) Spinco desires to receive from Company certain services of the type performed by the HDD Business prior to the Separation Date and which services require assets or employees of Company, and (ii) Company desires to receive from Maxtor certain services that were performed by the HDD Business prior to the Separation Date and which services require assets or employees of Maxtor after the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the Parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

        For the purpose of this Agreement, the following capitalized terms shall have the following meanings:

        "ADDITIONAL SERVICES" shall have the meaning set forth in Section 3.4.

        "ANCILLARY AGREEMENTS" shall have the meaning set forth in the Separation and Redemption Agreement.

        "ASSIGNMENT AGREEMENT" shall mean that certain General Assignment and Assumption Agreement among Company, Spinco and Maxtor dated the date hereof.

        "DOCUMENTATION" shall mean the manuals and other documentation provided by the Providing Party to the Receiving Party in connection with the Services, including any items listed and described in the relevant Transition Service Schedule hereto.

        "EFFECTIVE TIME" shall have the meaning set forth in the Merger
Agreement.

        "HDD BUSINESS" shall have the meaning set forth in the Assignment Agreement.

        "HDD EMPLOYEE" shall have the meaning set forth in the Merger Agreement.

        "MERGER" shall have the meaning set forth in the Recitals.

        "MERGER AGREEMENT" shall have the meaning set forth in the Recitals.

        "PARTY" means either: (i) Company or (ii) Spinco and, following the Merger, Maxtor, as the case may be.

        "PROVIDING PARTY" shall mean the Party providing a Service hereunder.

        "REAL ESTATE INTERESTS" has the meaning set forth in Section 3.6.

        "RECEIVING PARTY" shall mean the Party receiving a Service hereunder.

        "SEPARATION AND REDEMPTION AGREEMENT" shall mean the Separation and Redemption Agreement among the parties hereto dated the date hereof.

        "SEPARATION DATE" shall have the meaning set forth in the Separation and Redemption Agreement.

        "SERVICE(s)" shall have the meaning set forth in Section 2.1.

        "SHARED ASSETS" shall have the meaning set forth in Article 14.

        "SUBSIDIARY" shall have the meaning set forth in the Separation and Redemption Agreement.

                                    ARTICLE 2

                          TRANSITION SERVICE SCHEDULES

        2.1 Services. This Agreement will govern services that are needed by a Party for an interim period due to the separation of the Company and Spinco and that were provided for a Party's business as it was conducted or proposed to be conducted before the Separation, in the case of the Company and its Subsidiaries, by the personnel or with assets transferred to Spinco, and in the case of the HDD Business by the personnel or with assets retained by the Company, including but not limited to real estate, equipment, accounting, payroll, sales and marketing, product support, inventory maintenance, procurement, costing, warehouse management, information systems, communications, human resources, insurance and risk management services (each, a "SERVICE" and collectively the "SERVICES"). The specific details of the Services are intended to be set forth in the



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Transition Service Schedules attached to this Agreement in the form attached hereto as Exhibit A, or otherwise agreed to in writing by the Parties. The Transition Service Schedules shall be considered part of this Agreement and are incorporated herein by this reference.

        2.2 Schedules. The Parties shall set forth in each Transition Service Schedule, among other things, the time period during which the Service will be provided if different from the term of this Agreement determined pursuant to
Article 4 hereof, a summary of the Service to be provided; a description of the Service; and the estimated charge, if any, for the Service and any other terms applicable thereto. Notwithstanding the foregoing the Parties acknowledge and agree that it may not be practicable to describe each Service in detail and that, therefore, a Service, when generally agreed upon by the Parties will be provided and paid for in accordance with the applicable terms of this Agreement even where such Service is not described in detail in a Schedule.

        2.3 Hard Disk Drive Product Supply. For a period of two (2) years following the Closing Date, Maxtor shall use commercially reasonable efforts, to the extent available sources of supply exist, to continue to make hard disk drive products available to Parent and its Subsidiaries, on terms and in volumes reasonably agreed to by the parties. The foregoing right shall extend to any entity that is a Subsidiary of Parent as of the Effective Date, even if such entity ceases to be a Subsidiary thereafter, and to any successor to any part of the business of Parent or any of its Subsidiaries.

                                    ARTICLE 3

                                    SERVICES

        3.1 Services Generally. Except as otherwise provided herein, for the term determined pursuant to Article 4 hereof, each Party shall provide or cause to be provided to the other the Service(s) described herein and in the Transition Service Schedule(s) attached hereto.

        3.2 Service Limitations. Except as provided in a Transition Service Schedule for a specific Service: (i) no Party shall be required to provide the Services except to the extent and at the locations such Services were provided or contemplated to be provided prior to the Separation Date or to the extent that the performance of such service requires assets that will be owned by such Party following the Separation Date; and (ii) the Services will be available only for purposes of conducting the business of the Receiving Party substantially in the manner it was conducted or proposed to be conducted prior to the Separation Date.

        3.3 Exceptions to Obligations. The only exceptions to the obligations of the Parties to provide the Services as contemplated hereby are if (a) the Providing Party cannot provide such services due to causes which are outside of the reasonable control of such Party as determined under Article 12, (b) if providing the services would be prohibited by law, regulation or court order,
(c) providing the services would require the party to maintain the employment of existing employees that would otherwise be terminated for cause, or (d) the party has provided 60 days notice to the party receiving the service that it plans to terminate the employee(s) providing such service other than for cause and has given the party receiving the service an opportunity to offer employment to such employee(s) simultaneously with the termination of the employees in question.



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        3.4 Additional Services. From time to time after the Effective Date, the
Parties may identify and mutually agree upon additional services that one Party will provide to the other Party in accordance with the terms of this Agreement (the "ADDITIONAL SERVICES"). At such time, the Parties shall execute additional Transition Service Schedules for such Additional Services pursuant to Article 2.

        3.5 Obligations As To Additional Services. Except as set forth in the next sentence, a Party shall perform, at a charge determined using the principles for determining fees under Section 5.1, any Additional Service that:
(a) was provided by Parent in the case of Company, or by Company in the case of an Additional Service provided by the HDD Business to other businesses of Parent immediately prior to the Separation Date, was inadvertently or unintentionally omitted from the list of Services and requires the use of assets owned by another Party or employees employed by another Party as a result of the Separation, or (b) is essential to effectuate an orderly transition under the Separation Agreement. If Providing Party reasonably believes the performance of Additional Services required under subparagraphs (a) or (b) would significantly disrupt its operations or materially increase the scope of its responsibility under this Agreement, the Parties shall negotiate in good faith to establish terms under which such Additional Services may be provided, provided, however, a Providing Party shall not be obligated to provide such Additional Services (i) if, following good faith negotiation, the Parties are unable to reach agreement on such terms and the Additional Services are reasonably available through other sources, or (ii) for any longer than is material to the business of the Receiving Party while using all commercially reasonable efforts to obtain another source for such Additional Services, in the case of any Additional Services that are not reasonably available through other sources.

        3.6 Real Estate. Because the historical businesses of the Company have been conducted under a single corporate structure, the parties acknowledge and agree that except for ownership interests in real property (in fee simple, leasehold or otherwise, "REAL ESTATE INTERESTS") that are transferred to Spinco under the Assignment Agreement, no Real Estate Interests will be transferred to Spinco. Instead, until the parties otherwise agree, the use and occupancy of such Real Estate Interests shall be shared in a manner consistent with the use and allocation of the space related to such Real Estate Interests immediately prior to the Effective Time. The costs and expenses of the use and occupancy of the space subject to such a Real Estate Interest shall be initially shared by the parties on the basis of their respective use as of the Effective Time based on the number of HDD Employees working at such site at the Effective Time as compared to non-HDD Employees. For example, if 70% of a site's employees are HDD Employees, Spinco would be obliged to pay 70% of all rents and other expenses associated with the site.

        As promptly as practicable after the Effective Time, the Company will use its best efforts to effectively convey to Maxtor in a manner agreed upon between the Company and Maxtor any site where less than a majority of the Company's employees are utilized, subject to a leaseback at cost for the first six (6) months, and cost plus five percent (5%) thereafter, of the amount of space utilized by the Company as of the Effective Time.



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                                    ARTICLE 4

                                      TERM

        The term of this Agreement shall commence on the Effective Date and shall remain in effect until two (2) years after the Effective Date (the "EXPIRATION DATE"), unless earlier terminated under Article 7. This Agreement may be extended by the Parties in writing, either in whole or with respect to one or more of the Services; provided, however, that such extension shall only apply to the specific Services for which the Agreement was extended. The Parties shall be deemed to have extended this Agreement with respect to a specific Service if the Transition Service Schedule for such Service specifies a completion date beyond the aforementioned Expiration Date. The Parties may agree on an earlier expiration date respecting a specific Service by specifying such date on the Transition Service Schedule for that Service. Services shall be provided up to and including the date set forth in the applicable Transition Service Schedule, subject to earlier termination as provided herein.

                                    ARTICLE 5

                                  COMPENSATION

        5.1 Charges for Services. The Receiving Party shall pay to the Providing Party the charges set forth on the Transition Service Schedules for each of the Services listed therein (unless such Schedules explicitly provide no charge will be made) or if no specific charge is provided, the direct costs plus 5% of providing the Services. The Parties also intend for charges to be easy to administer and justify and, therefore, they hereby acknowledge that they will not seek to recover de minimus costs, charges or expenses unless required by generally accepted accounting principles. The Parties shall use good faith efforts to renegotiate payment terms in any situation in which the actual charge for a Service is reasonably expected to exceed the estimated charge for a particular Service determined according to this Section 5.1; provided, however, that the incurrence of charges in excess of any such estimate on such Transition Service Schedule shall not justify stopping the provision of, or payment for, Services under this Agreement.

        5.2 Payment Terms. Each Providing Party shall send to the Receiving Party monthly invoices showing all charges pursuant to this Agreement and the specific Services each such charge relates to. Such invoices shall be accompanied by reasonable documentation or other reasonable explanation supporting such charges. Invoices shall be due and payable within forty-five
(45) days after receipt. Late payments shall bear interest at the greater of 10% or the maximum rate allowed by law. If two Parties owe each other for charges hereunder, the Party owing the greater amount in any payment period may pay to the other the net amount by which its payment exceeds the payment due to it for such period.

        5.3 Error Correction; Reconciliation; Accounting. The Parties shall reasonably agree on a process and procedure for conducting internal audits and making adjustments to charges as a result of the transfer of employees and functions between Parties, the discovery of errors or omissions in charges, as well as a reconciliation of amounts owed. In no event shall such processes and procedures extend beyond 180 days after completion of a Service.



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        5.4 Pricing Adjustments. In the event of a tax audit adjustment relating to the pricing of any or all Services provided pursuant to this Agreement in which it is determined by a taxing authority that any of the charges, individually or in combination, did not result in an arm's-length payment, as determined under the arm's-length standards in effect in such jurisdiction, then the Parties, including any subcontractor providing Services hereunder, shall make corresponding adjustments to the charges in question for such period to the extent necessary to achieve arm's-length pricing in accordance with such jurisdiction's requirements or consistent with the settlement of such claim. Any adjustment made pursuant to this Section 5.4 shall be reflected in the Parties' books and records, and the resulting underpayment or overpayment shall be treated as an obligation to be paid in the manner specified in Section 5.2, or a credit against amounts owed under this Agreement.

                                    ARTICLE 6

                      GENERAL OBLIGATIONS; STANDARD OF CARE

        6.1 Performance Standards. Subject to Section 3.3, each Party shall maintain sufficient resources to perform its obligations hereunder. Specific performance standards for a specific Service may be set forth in the corresponding Transition Service Schedule. Where none is set forth, a Providing Party shall use reasonable efforts to provide Services in accordance with the policies, procedures and practices in effect before the Separation Date and shall exercise the same care and skill as it exercises in performing similar services for itself. The Receiving Party shall provide sufficient resources and timely decisions, approvals and acceptances in order that the Providing Party may accomplish its obligations hereunder in a timely manner.

        6.2 Disclaimer Of Warranties. NO PARTY TO THIS AGREEMENT MAKES ANY WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY, BUSINESS CONTINUITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES, SOFTWARE OR OTHER DELIVERABLES PROVIDED BY IT HEREUNDER.

        6.3 Transitional Nature Of Services; Changes. The Parties acknowledge the transitional nature of the Services and that the Providing Party may make changes from time to time in the manner of performing such Services if such Party is making similar changes in performing similar services for itself provided that the Providing Party furnishes to the Receiving Party reasonable advanced written notice regarding such changes.

        6.4 Responsibility For Errors; Delays. The Providing Party's sole responsibility to the Receiving Party with respect to Services are as follows:

        (a) for errors or omissions in Services, shall be to furnish correct information, payment and/or adjustment in the Services, at no additional cost or expense; provided, the Receiving Party must promptly advises the Providing Party of any such error or omission of which it becomes aware after having used reasonable efforts to detect any such errors or omissions in accordance with the standard of care set forth in Section 6.1; and



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        (b)    for failure to deliver any Service shall be to use reasonable efforts, subject to Section 3.3, to make the Services available and/or to resume performing the Services as promptly as reasonably practicable.

        6.5 Good Faith Cooperation; Consents. The Parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include exchanging information, performing reconciliations and adjustments, and, upon request, obtaining all third party consents, licenses, sublicenses or approvals necessary to permit each Party to perform its obligations hereunder (including, rights to use third party software needed for the performance of Services). Unless otherwise provided in the relevant Transition Services Schedule, the costs of obtaining such third party consents, licenses, sublicenses or approvals shall be borne by the Receiving Party for the relevant Services. The Parties will maintain in accordance with their standard document retention procedures, documentation supporting the information relevant to cost calculations contained in the Transition Service Schedules and cooperate with each other in making such information available as needed in the event of a tax audit, whether in the United States or any other country.

        6.6 Alternatives. If a Party reasonably believes it is unable to provide a Service because of a failure to obtain necessary consents, licenses, sublicenses or approvals pursuant to Section 6.5 or for any reason pursuant to
Section 3.3, the Parties shall cooperate to determine the best alternative approach. Until such alternative approach is found or the problem otherwise resolved to the satisfaction of the Parties, the Providing Party shall use reasonable efforts, subject to Section 3.3, to continue providing the Service. To the extent an agreed upon alternative approach requires payment above and beyond that which is included in the Providing Party's charge for the Service in question, the Parties shall share equally in making any such payment unless they otherwise agree in writing.

                                    ARTICLE 7

                                   TERMINATION

        7.1 Termination. A Receiving Party may terminate this Agreement, either with respect to all or with respect to any one or more of the Services provided to it hereunder, for any reason or for no reason, at any time upon sixty (60) days prior written notice to the Providing Party. In addition, subject to the provisions of Article 13, a Party may terminate this Agreement with respect to a specific Service if the other Party materially breaches a material provision with regard to that particular Service and does not cure such breach (or does not take reasonable steps required under the circumstances to cure such breach going forward) within thirty (30) days after being given written notice of such breach; provided, however, that the non-terminating Party may request that the Parties engage in a dispute resolution negotiation as specified in Article 13 below prior to termination for breach.

        7.2 Survival. Articles 5 and 14 and Sections 6.5 and 7.3 of this Agreement shall survive termination for the applicable statutes of limitations. Notwithstanding the foregoing, in the event of any termination with respect to one or more, but less than all Services, this Agreement shall continue in full force and effect with respect to any Services not terminated hereby.



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        7.3 User Identifications, Passwords. The Parties shall use good faith efforts at the termination or expiration of this Agreement or any specific Service hereto to ensure that all copies of user identifications and passwords that provide any Party with access to another Party's premises or equipment are canceled or destroyed.

                                    ARTICLE 8

                        RELATIONSHIP BETWEEN THE PARTIES

        The relationship between the Parties established under this Agreement is that of independent contractors and no Party shall be deemed an employee, agent, partner, or joint venturer of or with the other. Each Providing Party will be solely responsible for any employment-related taxes, insurance premiums or other employment benefits respecting its personnel's performance of Services under this Agreement. Each Receiving Party agrees to grant to the Providing Party's personnel reasonable access to sites, systems and information as necessary for the Providing Party to perform its obligations hereunder. Each Party's personnel shall agree to obey any and all security regulations and other published policies of the other Party relevant to the provision or receipt of the Services.

                                    ARTICLE 9

                                 SUBCONTRACTORS

        A Providing Party may engage a subcontractor to perform all or any portion of its duties under this Agreement provided that any such subcontractor agrees in writing to be bound by confidentiality obligations, and provided further that the Providing Party remains responsible for the performance of such subcontractor. As used in this Agreement, "subcontractor" will mean any individual, partnership, corporation, firm, association, unincorporated organization, joint venture, trust or other entity engaged to perform hereunder.

                                   ARTICLE 10

                              INTELLECTUAL PROPERTY

        10.1 Allocation Of Rights By Ancillary Agreements. This Agreement and the performance of this Agreement will not affect the ownership of any intellectual property rights allocated in the Ancillary Agreements.

        10.2 Existing Ownership Rights Unaffected. No Party will gain, by virtue of this Agreement, any rights of ownership of copyrights, patents, trade secrets, trademarks or any other intellectual property rights owned by the other.

        10.3 Software Deliverable/License. Unless otherwise agreed by the Parties under the Ancillary Agreements or any separate license or technology agreement, if a Providing Party supplies or makes available to the Receiving Party a deliverable that in whole or in part consists of software, firmware, or other computer code (a "SOFTWARE DELIVERABLE") as indicated in a Transition Service Schedule, such Software Deliverables will be supplied in object code form only and will be subject



                                      -8-
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to the terms of this Article 10. In the event that such Software Deliverables are licensed to the Providing Party by third parties, the Receiving Party agrees to be bound by any different or additional conditions that are required by such third parties and are communicated in writing to it.

        10.4 License To Software. Subject to the terms and conditions of this Agreement, the Providing Party hereby grants to the Receiving Party, under the Providing Party's intellectual property rights in and to a Software Deliverable, a non-exclusive, nontransferable worldwide license to (a) use, perform, copy and display the Software Deliverable in object code only for its own internal information processing services and computing needs, and to make sufficient copies as necessary for such use, and (b) use the Documentation in connection with the permitted use of the Software Deliverable and make sufficient copies as necessary for such use; provided, however, that the foregoing license shall (i) be limited solely to the use by the Receiving Party of the Software Deliverable to the extent necessary for the Receiving Party to obtain the benefit of the relevant Service, and (ii) expire and terminate upon the termination of the relevant Service term.

        10.5 Restrictions. Neither Receiving Party shall itself, or through any Subsidiary, affiliate, agent or third party: (a) sell, lease, license or sublicense the Software Deliverable; (b) decompile, disassemble, or reverse engineer the Software Deliverable, in whole or in part, except to the extent such restriction is prohibited by applicable law; (c) allow access to the Software any user other than its employees; (d) use the Software Deliverable to provide processing services to third parties; (e) otherwise use the Software Deliverable on a "service bureau" basis; or (f) provide, disclose, divulge or make available to, or permit use of the Software Deliverable by any third party without the Providing Party's prior written consent.

        10.6 Copyright Notices. No Party shall remove any copyright notices, proprietary markings, trademarks or trade names from the other Party's software or documentation.

        10.7 As-Is Warranty. THE SOFTWARE DELIVERABLE AND ANY OTHER MATERIALS PROVIDED HEREUNDER ARE LICENSED OR PROVIDED ON AN "AS-IS" BASIS ONLY, WITHOUT ANY EXPRESS WARRANTIES OF ANY KIND.

        10.8 Implied Warranty Disclaimer. NO PARTY MAKES ANY WARRANTIES WHATSOEVER, EITHER EXPRESS OR IMPLIED, REGARDING THE SOFTWARE DELIVERABLE OR ANY OTHER MATERIAL PROVIDED BY IT HEREUNDER INCLUDING AS TO THE MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH SOFTWARE DELIVERABLE OR OTHER MATERIALS.

        10.9 No Other Obligations. NO PARTY ASSUMES ANY RESPONSIBILITY OR OBLIGATIONS WHATEVER, OTHER THAN THE RESPONSIBILITIES AND OBLIGATIONS EXPRESSLY SET FORTH IN THIS AGREEMENT OR A SEPARATE WRITTEN AGREEMENT BETWEEN THE PARTIES.



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                                   ARTICLE 11

                             LIMITATION OF LIABILITY

        IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANY OTHER PARTY FOR ANY LOST PROFITS, LOSS OF DATA, LOSS OF USE, BUSINESS INTERRUPTION OR OTHER SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES EXCEPT IF THE PARTY HAS INTENTIONALLY OR KNOWINGLY FAILED TO COMPLY WITH ITS OBLIGATIONS HEREUNDER AND PROVIDED, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY'S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES TO THIRD PARTIES AS SET FORTH IN THE INDEMNIFICATION AGREEMENT.


                                   ARTICLE 12

                                  FORCE MAJEURE

        Each Party will be excused for any failure or delay in performing any of its obligations under this Agreement, other than the obligations to make payments pursuant to Article 5 hereof for services rendered, if such failure or delay is caused by Force Majeure. "Force Majeure" means any act of God or the public enemy, any accident, explosion, fire, storm, earthquake, flood, or any other circumstance or event beyond the reasonable control of such Party.

                                   ARTICLE 13

                               DISPUTE RESOLUTION

        13.1 Use Of Dispute Resolution. Except as otherwise set forth in the Ancillary Agreements, the parties shall use good faith to attempt to resolve any and all disputes arising from or in connection with this Agreement, whether based on contract, tort, or otherwise (collectively, "DISPUTES"), in accordance with the provisions of this Article 13 before seeking any other remedies.

        13.2 Negotiation. The Parties shall make a good faith attempt to resolve any Dispute arising out of or relating to this Agreement through negotiation. Within thirty (30) days after notice of a Dispute is given by a Party to another Party, each Party shall select a negotiating team comprised of vice president level employees of such Party and shall meet within thirty (30) days after the end of the first thirty (30) day negotiating period to attempt to resolve the matter. During the course of negotiations under this Section 13.2, all reasonable requests made by one Party to the other for information, including requests for copies of relevant documents, will be honored. The specific format for such negotiations will be left to the discretion of the designated negotiating teams but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other Party.

        13.3 Litigation. Any disputes under this Agreement and the Ancillary Agreements that are not resolved in accordance with the procedures set forth in
Section 13.2 shall be submitted to the
exclusive jurisdiction of the United States District Court for the Northern District of California, San Francisco Division and the Superior Court of California in Santa Clara County, California. Each party hereby consents to the jurisdiction of such courts and waives venue objections against such courts. In the event that any action is brought for breach or default of any of the terms of this Agreement or the Ancillary Agreements or in connection with this Agreement or the Ancillary Agreements, the prevailing party shall be entitled to recover from the other party all costs and expenses incurred in that action or any appeal therefrom, including without limitation, attorneys' fees and costs actually incurred.

        13.4 Continuity Of Service And Performance. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article 13 with respect to all matters not subject to such dispute, controversy or claim.

                                   ARTICLE 14

                                  SHARED ASSETS

        With respect to real estate and tangible property that has been the subject of a Service or is a Delayed Transfer Asset (including pursuant to Section 3.6 hereof) ("SHARED ASSETS"), at the termination of the provision of a Service relating to the Shared Asset, if (a) the Receiving Party desires to purchase the Shared Asset, (b) the Receiving Party used the Shared Asset 50% or more during the course of the period during which a Service was provided with respect to such Shared Asset, and (c) the Receiving Party cannot replace the Shared Asset at a reasonable cost, then the Providing Party will either (x) agree to continue to provide the Service with respect to the Shared Asset, or
(y) sell or assign the Shared Asset to the Receiving Party at book value (as defined according to U.S. GAAP), so long as the Receiving Party offers the selling Providing Party a similar Service.

                                   ARTICLE 15

                                  MISCELLANEOUS

        15.1 Entire Agreement. This Agreement, the Merger Agreement, the other Ancillary Agreements and the Exhibits and Schedules referenced or attached hereto and thereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

        15.2 Acknowledgment. The parties acknowledge that rights and obligations of Spinco shall be transferred to Maxtor by operation of law. From and after the Effective Time (as defined in the Merger Agreement), Maxtor hereby acknowledges and agrees that it shall be liable for all of Spinco's responsibilities and obligations.

        15.3 Governing Law. This Agreement shall be governed and construed and enforced in accordance with the laws of the State of Delaware as to all matters regardless of the laws that might otherwise govern under the principles of conflicts of laws applicable thereto.

        15.4 Termination. This Agreement may be terminated by mutual consent of Company and Maxtor.

        15.5 Amendment. Subject to applicable Law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

        15.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

        (a)    if to the Company,  to:

                      QUANTUM CORPORATION
                      500 McCarthy Blvd.
                      Milpitas, CA 95035
                      Attention:  General Counsel
                      Telephone No.: (408) 894-4000
                      Facsimile No.: (408) 894-3218

                      with copies to:

                      Wilson Sonsini Goodrich & Rosati
                      Professional Corporation
                      One Market, Spear Street Tower
                      Suite 3300
                      San Francisco, California  94105
                      Attention:  Larry W. Sonsini, Esq.
                                  Michael J. Kennedy, Esq.
                      Telephone No. (415) 947-2012
                      Facsimile No.: (415) 947-2099


        (b)    if to Spinco,  to:

                      INSULA CORPORATION
                      500 McCarthy Blvd.
                      Milpitas, CA 95035
                      Attention:  Chief Executive Officer
                      Telephone No.: (408) 894-4000
                      Facsimile No.: (408) 894-3218
                      with copies to:

                      Wilson Sonsini Goodrich & Rosati
                      Professional Corporation
                      One Market, Spear Street Tower
                      Suite 3300
                      San Francisco, California  94105
                      Attention:  Larry W. Sonsini, Esq.
                                  Michael J. Kennedy, Esq.
                      Telephone No. (415) 947-2012
                      Facsimile No.: (415) 947-2099

        (c)    if to Maxtor,  to:

                      MAXTOR CORPORATION
                      510 Cottonwood Drive
                      Milpitas, CA 95035
                      Attention: General Counsel
                      Telephone No.: (408) 432-1700
                      Facsimile No.: (408) 432-4158

                      with a copy to:

                      Gray Cary Ware & Freidenrich LLP
                      400 Hamilton Street
                      Palo Alto, California 94301
                      Attention: Diane Holt Frankle, Esq.
                                 Henry Lesser, Esq.
                      Telephone No.: (650) 833-2000
                      Facsimile No.: (650) 327-3699


        15.7 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity.

        15.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party or parties hereto, it being understood that all parties hereto need not sign the same counterpart.

        15.9 No Third Party Beneficiaries. Except as provided in Section 15.2, this Agreement is not intended to confer upon any person other than the parties to this Agreement any rights or remedies under this Agreement.

        15.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of the provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of the provision, or the application of that provision, in any other jurisdiction.

        15.11 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the terms of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        15.12 Assignment. Except as provided in Section 15.2, no party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the of the parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        15.13 Authority. Each of the parties hereto represents to the others that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with the terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.




                         [SIGNATURES ON FOLLOWING PAGE]

        IN WITNESS WHEREOF, each of the Parties has caused this Transitional Services Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.


                                        QUANTUM CORPORATION


                                        By:
                                           -------------------------------------

                                        Name:
                                              ----------------------------------

                                        Title:
                                               ---------------------------------


                                        INSULA CORPORATION


                                        By:
                                           -------------------------------------

                                        Name:
                                              ----------------------------------

                                        Title:
                                               ---------------------------------


                                        MAXTOR CORPORATION


                                        By:
                                           -------------------------------------

                                        Name:
                                              ----------------------------------

                                        Title:
                                               ---------------------------------



               [SIGNATURE PAGE TO TRANSITIONAL SERVICES AGREEMENT]